Exhibit  99.1
                                  Gary D. Engle
                                 James A. Coyne
                               200 Nyala Farm Rd.
                               Westport, CT 06880
May  5,  2003

Mr.  Walter  Auch
Mr.  Joseph  Bartlett
Mr.  Robert  Ungerleider
Semele  Group  Inc.

Re:  Proposed  Acquisition  of  Semele  Group  Inc.

Dear  Messrs.  Auch,  Ungerlieder  and  Bartlett:

We are pleased to propose the acquisition of substantially all of the outstanding shares of common stock of Semele Group Inc. (the "Company") not beneficially owned by us or our affiliates ("Management") for a cash purchase price of $1.20 per share (the "Per Share Amount"). The last reported sale of Semele's common stock was $0.91.

It is currently contemplated that the acquisition of such shares would take the form of a cash out merger with a newly formed entity controlled by Management ("Buyer") where substantially all shares will be converted into the right to receive the Per Share Amount (subject to applicable withholding taxes), without interest. Buyer and Semele would only consummate the transaction contemplated by our proposal following a favorable recommendation to the Company's shareholders by a Special Committee of the Board of Directors. The proposal is not contingent on any financing conditions.

We request that the Special Committee of the Board of Directors, together with its financial and legal advisors, proceed to evaluate the fairness of this proposal for purposes of the Special Committee making a recommendation with respect to the proposal. We are prepared to meet with you and your financial and legal advisers at your convenience to review our proposal at the earliest possible date.

Depending on the response of the Special Committee to this proposal, and other factors deemed relevant by us, we may formulate other plans and/or make other proposals, and take such actions with respect to our investment in the Company, as we may determine to be appropriate. We may also amend or withdraw this proposal at any time at our sole discretion.

Our proposal is merely an expression of interest and is not intended to be legally binding in any way. If an offer were to be made, it would be made in accordance with all applicable securities laws and would involve the filing of appropriate materials with the Securities and Exchange Commission and the mailing of appropriate materials to the public shareholders of the Company.

Please be advised that we intend to disclose this proposal in an amendment to our Schedule 13D relating to shares of the Company's common stock currently owned by our affiliates, and us as required by law.

We appreciate your consideration of this proposal and look forward to your response.

                                Very truly yours,
                                  Gary D. Engle
                                 James A. Coyne

Cc:  Michael  Choate,  Shefsky  &  Froelich  Ltd.


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